Exhibit 4.29

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
As of February 17, 2022, American Tower Corporation has ten classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock; (2) our 1.375% senior notes due 2025 (the “1.375% Notes”); (3) our 1.950% senior notes due 2026 (the “1.950% Notes”); (4) our 0.450% senior notes due 2027 (the “0.450% Notes”); (5) our 0.400% senior notes due 2027 (the “0.400% Notes”) (6) our 0.500% senior notes due 2028 (the “0.500% Notes”); (7) our 0.875% senior notes due 2029 (the “0.875% Notes”); (8) our 0.950% senior notes due 2030 (the “0.950% Notes”); (9) our 1.000% senior notes due 2032 (the “1.000% Notes”); and (10) our 1.250% senior notes due 2033 (the “1.250% Notes”).
DESCRIPTION OF COMMON STOCK
The description below summarizes the general terms of our common stock. This section is a summary, and it does not describe every aspect of our common stock. This summary is subject to, and qualified in its entirety by, reference to the provisions of our Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated By-Laws (“By-Laws”), each of which is filed as an exhibit to the Annual Report on Form 10-K (the “Form 10-K”) of which this Exhibit 4.29 is a part. We encourage you to read our Certificate of Incorporation and By-Laws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information. References in this “Description of Common Stock” section to “we,” “our” and the “Company” refer to American Tower Corporation and its predecessor, as applicable, individually and collectively with its subsidiaries as the context requires.
Authorized Shares
As of February 17, 2022, we are authorized to issue up to one billion (1,000,000,000) shares of common stock with one cent ($0.01) par value per share.
Voting Rights
With respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of common stock are entitled to one (1) vote in person or by proxy for each share of common stock outstanding in the name of such stockholders on the record of stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of common stock present in person or by proxy.
Dividends and Other Distributions
Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends and other distributions, dividends and other distributions may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. We pay regular dividends and other distributions, but the amount, timing and frequency of any distribution are at the sole discretion of our board of directors. Dividends and other distributions are declared based upon various factors, including without limitation distributions required to maintain our qualification for taxation as a real estate investment trust (“REIT”). The loan agreements for our credit facilities contain covenants that restrict our ability to pay dividends and other distributions unless certain financial covenants are satisfied.
Liquidation Rights
Upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. Neither the merger, consolidation or business combination of American Tower with or into any other entity in which our stockholders receive capital stock and/or other securities (including debt securities) of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.
Other Provisions
The holders of common stock have no preemptive, subscription or redemption rights and are not entitled to the benefit of any sinking fund. The shares of common stock presently outstanding are validly issued, fully paid and nonassessable.
We may not subdivide, combine, or pay or declare any stock dividend on, the outstanding shares of common stock unless all outstanding shares of common stock are subdivided or combined or the holders of common stock receive a proportionate dividend.
Restrictions on Ownership and Transfer
For us to comply with and have maximum business flexibility under the Federal Communications Laws (defined in our Certificate of Incorporation and including the Communications Act of 1934, as amended), and for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our Certificate of Incorporation contains restrictions on stock ownership and stock transfers. These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of the stockholders.
Federal Communications Laws Restrictions. Our Certificate of Incorporation permits us to restrict the ownership or proposed ownership of shares of our stock if that ownership or proposed ownership (i) is or could be inconsistent with, or in violation of, Federal Communications Laws (as defined in our Certificate of Incorporation); (ii) limits or impairs, or could limit or impair, our business activities or proposed business activities under the Federal Communications Laws; or (iii) subjects or could subject us to CFIUS Review (as defined in our Certificate of Incorporation) or to any provision of the Federal Communications Laws, including those requiring any review, authorization or approval, to which we would not be subject but for that ownership or proposed ownership, including, without limitation, Section 310 of the Communications Act and regulations relating to foreign ownership, multiple ownership or cross-ownership (clauses (i) through (iii) above are collectively referred to as FCC Regulatory Limitations). We reserve the right to require any person to whom a FCC Regulatory Limitation may apply to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as we may request. If such person fails to furnish all of the information we request, or we conclude that such person’s ownership or proposed ownership of our stock, or the exercise by such person of any rights of stock ownership in connection with our stock, may result in a FCC Regulatory Limitation, we reserve the right to:

•	refuse to permit the transfer of shares of our common stock and/or preferred stock to such person;

•	to the fullest extent permitted by law, suspend those rights of stock ownership the exercise of which may cause the FCC Regulatory Limitation;

•	require the conversion of any or all shares of our preferred stock held by such person into a number of shares of our common stock of equivalent value;

•	redeem the shares of our common stock and/or our preferred stock held by such person pursuant to the procedures set forth below; and/or

•	exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view toward obtaining the information or preventing or curing any situation that may cause a FCC Regulatory Limitation.
The following procedures apply to the redemption of such person’s shares of our common stock and/or preferred stock:

•	the redemption price of any redeemed shares of our common stock or preferred stock shall be the fair market value (as defined in our Certificate of Incorporation) of those shares;

•	the redemption price may be paid in cash or any other of our debt or equity securities or any combination thereof;

•	the board of directors in its sole discretion may decide to only redeem some (and not all) of such person’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as the board of directors may determine;

•	we must provide at least 15 days’ prior written notice of the date on which we plan to effect the redemption (unless waived by such person); provided, that the redemption date may be the date on which written notice is given to such person if the cash (or any other of our debt or equity securities) necessary to effect the redemption has been deposited in trust for the benefit of such person and is subject to immediate withdrawal by such person upon surrender of the stock certificates for the redeemed shares;

•	from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such person shall only possess the right to obtain cash (or such other of our debt or equity securities) payable upon the redemption; and

•	such other terms and conditions as the board of directors may determine.
REIT Restrictions. For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities) during the last half of a taxable year. To ensure that these ownership requirements and other requirements for continued qualification as a REIT are met and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Certificate of Incorporation contains provisions restricting the ownership or transfer of shares of our stock.
The relevant sections of our Certificate of Incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in our Certificate of Incorporation) may beneficially or constructively own more than 9.8% in value of our aggregate outstanding stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of our stock. We refer to these restrictions as the “ownership limits.”
The applicable constructive ownership rules under the Code are complex and may cause stock owned, actually or constructively, by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of our aggregate outstanding stock or less than 9.8% in value or number of our outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of our aggregate outstanding stock or 9.8% in value or number of our outstanding shares of any class or series of stock.

In addition to the ownership limits, our Certificate of Incorporation prohibits any person from actually or constructively owning shares of our stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.
The board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other REIT limits on ownership and transfer of our stock described above, and may establish a different limit on ownership for that person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for an exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that the person’s beneficial or constructive ownership of our stock will not now or in the future jeopardize our ability to qualify as a REIT and must agree that any violation or attempted violation of those representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of our stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or United States Internal Revenue Service (“IRS”) ruling satisfactory to it with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or different limit on ownership.
In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our Certificate of Incorporation, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of our aggregate outstanding stock or of the shares of a class or series of our stock, as applicable, is in excess of such decreased ownership limits until such time as that person’s percentage of our aggregate outstanding stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our stock or of a class or series of our stock, as applicable, in excess of such percentage ownership of shares of stock or of a class or series of stock will be in violation of the ownership limits.
Our Certificate of Incorporation further prohibits:

•	any person from transferring shares of our stock if the transfer would result in our aggregate outstanding stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of our stock if that ownership would result in our failing to qualify as a REIT.
The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Any person who acquires, or attempts or intends to acquire, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to the transaction) and provide us with such other information as we may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.
Pursuant to our Certificate of Incorporation, if there is any purported transfer of our stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. Our Certificate of Incorporation also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective for any reason, to prevent violation of the applicable restriction contained in our Certificate of Incorporation, the transfer of the excess shares will be automatically void and of no force or effect.
Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other similar transaction), the market price on the day of the event and (ii) the market price on the date we accept, or our designee accepts, the offer. We have the right to accept the offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to the stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, the shares of stock are sold by a purported transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of the shares that exceeds the amount that the purported transferee was entitled to receive as described above, the excess amount will be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.
The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our Certificate of Incorporation. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.
Subject to the DGCL, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.
However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.
In addition, if our board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our stock set forth in our Certificate of Incorporation, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent the violation, including but not limited to, causing us to repurchase shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations promulgated thereunder) of the outstanding shares of any class or series of our stock, must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our stock, and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
As noted above, the rights, preferences and privileges of the holders of our common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. Because our board of directors will have the power to establish the preferences and rights of each series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock that could have the effect of delaying, deferring or preventing a change in control of American Tower. See “Description of Preferred Stock” for more information about our preferred stock.
Certain Anti-Takeover Provisions
Delaware Business Combination Provisions
We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination or the transaction in which the stockholder became an interested stockholder is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years owned, 15% or more of the corporation’s voting stock.
Certain Provisions of our Certificate of Incorporation and By-Laws

Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by, or at the direction of, our board of directors.
The proxy access provisions in our By-Laws permit a stockholder, or a group of up to 20 stockholders who have owned at least three percent (3%) of the voting power of outstanding American Tower common stock continuously for at least three (3) years, to nominate and include in our proxy materials, qualifying director nominees constituting up to 25% of our Board of Directors. To be timely, any proxy access notice must be delivered in writing to our secretary not less than 120 days and not more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 70 days from the one-year anniversary of the preceding year’s annual meeting, a stockholder’s notice must be received no later than the later of (a) the 120th day prior to such annual meeting and (b) the 10th day following the day on which notice of the date of such annual meeting was first publicly disclosed by us. The complete proxy access provisions for director nominations are set forth in our By-Laws.
These advance notice and proxy access procedures may impede stockholders’ ability to bring matters before a meeting of stockholders or make nominations for directors at a meeting of stockholders.
Our Certificate of Incorporation includes provisions eliminating the personal liability of our directors to the fullest extent permitted by the DGCL and indemnifying our directors and officers to the fullest extent permitted by the DGCL. The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Our Certificate of Incorporation provides that any or all of the directors may be removed at any time, either with or without cause, by a vote of a majority of the shares outstanding and entitled to vote. This provision may delay or prevent our stockholders from removing incumbent directors.
The ownership and transfer restrictions contained in our Certificate of Incorporation, and described above, may have the effect of inhibiting or impeding a change in control.
Our Certificate of Incorporation and our By-Laws provide that our By-Laws may be altered, amended, changed or repealed by (i) the approval or consent of not less than a majority of the total outstanding shares of stock entitled to vote generally in the election of directors or (ii) a majority of the entire board of directors.
Certain Provisions of our Debt Obligations
Change of control and merger, consolidation and asset sale provisions in our indentures for our outstanding notes and loan agreements for our credit facilities may discourage a takeover attempt. These provisions may make acquiring us more difficult.
Listing of Common Stock
Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “AMT.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Inc., P.O. Box 505000, Louisville, KY 40233, (866) 201-5087.

DESCRIPTION OF DEBT SECURITIES
The following description of the 1.375% Notes, the 1.950% Notes, the 0.450% Notes, the 0.400% Notes, the 0.500% Notes, the 0.875% Notes, the 0.950% Notes, the 1.000% Notes and the 1.250% Notes (together, the “notes”), is a summary and does not purport to be complete. The 1.375% Notes and the 1.950% Notes are subject to and qualified in their entirety by reference to the indenture, dated as of May 23, 2013 (the “2013 Base Indenture”), by and between the Company and U.S. Bank National Association (“U.S. Bank”), as trustee, as supplemented in the case of the 1.375% Notes, by the Supplemental Indenture No. 7, dated as of April 6, 2017, by and between the Company, U.S. Bank, as trustee, and Elavon Financial Services DAC, UK Branch (“Elavon”), as paying agent, and the 1.950% Notes, by the Supplemental Indenture No. 10 (together with the 2013 Base Indenture, the Supplemental Indenture No. 7 and the Supplemental Indenture No. 10, the “2013 indenture”), dated as of May 22, 2018, by and between the Company, U.S. Bank, as trustee, and Elavon, as paying agent, which are incorporated by reference as exhibits to the Form 10-K of which this Exhibit 4.29 is a part. The 0.450% Notes, the 0.400% Notes, 0.500% Notes, the 0.875% Notes, the 0.950% Notes, the 1.000% Notes and the 1.250% Notes are subject to and qualified in their entirety by reference to the indenture, dated as of June 4, 2019 (the “2019 Base Indenture”), by and between the Company and U.S. Bank, as trustee, as supplemented in the case of the 0.500% Notes and the 1.000% Notes, by the Supplemental Indenture No. 5, dated as of September 10, 2020, by and between the Company, U.S. Bank, as trustee, and Elavon, as paying agent, the 0.450% Notes, the 0.875% Notes and the 1.250% Notes, by the Supplemental Indenture No. 9, dated as of May 21, 2021, by and between the Company, U.S. Bank, as trustee, and Elavon, as paying agent, and the 0.400% Notes and the 0.950% Notes, by the Supplemental Indenture No. 11, dated as of October 5, 2021, by and between the Company, U.S. Bank, as trustee, and Elavon, as paying agent, (collectively with the 2019 Base Indenture, the Supplemental Indenture No. 5, the Supplemental Indenture No. 9 and the Supplemental Indenture No. 11, the “2019 indenture,” and, the 2013 indenture and the 2019 indenture, each an “indenture”), which are incorporated by reference as exhibits to the Form 10-K of which this Exhibit 4.29 is a part.
You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the indenture and applicable supplemental indenture. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the indenture. In this description, the references to “American Tower,” “we,” “us” or “our” refer only to American Tower Corporation (and not to any of its affiliates, including Subsidiaries, as defined below).
The 1.375% Notes were initially issued in an aggregate principal amount of €500,000,000. The 1.950% Notes were initially issued in an aggregate principal amount of €500,000,000. The 0.450% Notes were initially issued in an aggregate principal amount of €750,000,000. The 0.400% Notes were initially issued in an aggregate principal amount of €500,000,000. The 0.500% Notes were initially issued in an aggregate principal amount of €750,000,000. The 0.875% Notes were initially issued in an aggregate principal amount of €750,000,000. The 0.950% Notes were initially issued in an aggregate principal amount of €500,000,000. The 1.000% Notes were initially issued in an aggregate principal amount of €650,000,000. The 1.250% Notes were initially issued in an aggregate principal amount of €500,000,000. The notes are senior unsecured obligations and rank equally with our other unsecured and unsubordinated debt from time to time outstanding. The notes were issued in minimum denominations of €100,000 and multiples of €1,000 thereafter.

The 1.375% Notes, the 1.950% Notes, the 0.450% Notes, the 0.400% Notes, the 0.500% Notes, the 0.875% Notes, the 0.950% Notes, the 1.000% Notes and the 1.250% Notes are each traded on the NYSE under the symbols “AMT 25A,” “AMT 26B,” “AMT 27C,” AMT 27D,” “AMT 28A,” “AMT 29B,” “AMT 30C,” “AMT 32” and “AMT 33,” respectively. We may, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes previously issued. Any additional notes having such similar terms, together with the notes previously issued, will constitute a single series of notes under the indenture. Further, any additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

The 1.375% Notes will mature on April 4, 2025. Accrued and unpaid interest on the 1.375% Notes is payable in euros annually in arrears on April 4 of each year, which we refer to as the “interest payment date,” beginning on April 4, 2018 to the persons in whose names the 1.375% Notes are registered at the close of business on the preceding March 15, which we refer to as the “record date.” Interest on the 1.375% Notes has accrued from April 6, 2017.
The 1.950% Notes will mature on May 22, 2026. Accrued and unpaid interest on the 1.950% Notes is payable in euros annually in arrears on May 22 of each year, which we refer to as the “interest payment date,” beginning on May 22, 2019 to the persons in whose names the 1.950% Notes are registered at the close of business on the preceding May 1, which we refer to as the “record date.” Interest on the 1.950% Notes has accrued from May 22, 2018.
The 0.450% Notes will mature on January 15, 2027. Accrued and unpaid interest on the 0.450% Notes is payable in euros annually in arrears on January 15 of each year, which we refer to as the “interest payment date,” beginning on January 15, 2022 to the persons in whose names the 0.450% Notes are registered at the close of business on the preceding January 1, which we refer to as the “record date.” Interest on the 0.450% Notes has accrued from May 21, 2021.
The 0.400% Notes will mature on February 15, 2027. Accrued and unpaid interest on the 0.400% Notes is payable in euros annually in arrears on February 15 of each year, which we refer to as the “interest payment date,” beginning on February 15, 2022 to the persons in whose names the 0.400% Notes are registered at the close of business on the preceding February 1, which we refer to as the “record date.” Interest on the 0.400% Notes has accrued from October 5, 2021.
The 0.500% Notes will mature on January 15, 2028. Accrued and unpaid interest on the 0.500% Notes is payable in euros annually in arrears on January 15 of each year, which we refer to as the “interest payment date,” beginning on January 15, 2021 to the persons in whose names the 0.500% Notes are registered at the close of business on the preceding January 1, which we refer to as the “record date.” Interest on the 0.500% Notes has accrued from September 10, 2020.
The 0.875% Notes will mature on May 21, 2029. Accrued and unpaid interest on the 0.875% Notes is payable in euros annually in arrears on May 21 of each year, which we refer to as the “interest payment date,” beginning on May 21, 2021 to the persons in whose names the 0.875% Notes are registered at the close of business on the preceding May 6, which we refer to as the “record date.” Interest on the 0.875% Notes has accrued from May 21, 2021.
The 0.950% Notes will mature on October 5, 2030. Accrued and unpaid interest on the 0.950% Notes is payable in euros annually in arrears on October 5 of each year, which we refer to as the “interest payment date,” beginning on October 5, 2022 to the persons in whose names the 0.950% Notes are registered at the close of business on the preceding September 20, which we refer to as the “record date.” Interest on the 0.950% Notes has accrued from October 5, 2021.
The 1.000% Notes will mature on January 15, 2032. Accrued and unpaid interest on the 1.000% Notes is payable in euros annually in arrears on January 15 of each year, which we refer to as the “interest payment date,” beginning on January 15, 2021 to the persons in whose names the 1.000% Notes are registered at the close of business on the preceding January 1, which we refer to as the “record date.” Interest on the 0.500% Notes has accrued from September 10, 2020.
The 1.250% Notes will mature on May 21, 2033. Accrued and unpaid interest on the 1.250% Notes is payable in euros annually in arrears on May 21 of each year, which we refer to as the “interest payment date,” beginning on May 21, 2021 to the persons in whose names the 1.250% Notes are registered at the close of business on the preceding May 6, which we refer to as the “record date.” Interest on the 1.250% Notes has accrued from May 21, 2021.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Any payment required to be made on any day that is not a Business Day will be made on the next Business Day as if made on the date that the payment was due and no interest will accrue on that payment for the period from the original payment date to the date of that payment on the next Business Day.
We will pay principal, interest, premium, if any, and additional amounts, if any, on the notes in euros and at the office or agency maintained for that purpose, which initially will be the office of the paying agent located at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom. We will register the transfer of the notes and exchange the notes at our office or agency maintained for that purpose, which initially will be the Corporate Trust Office of the trustee. We have initially appointed Elavon Financial Services DAC, UK Branch to act as paying agent in connection with the notes, and we have appointed U.S. Bank National Association to act as transfer agent and registrar. We may change the paying agent or transfer agent and registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or transfer agent and registrar. So long as the notes are represented by global debt securities, the interest payable on the notes will be paid to the nominee of the common depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.
The notes are our senior unsecured obligations and rank equally in right of payment with all our existing and future senior unsecured debt. The notes are effectively junior to all of our secured indebtedness to the extent of the assets securing such indebtedness. Our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. Our subsidiaries are not guarantors of the notes. Accordingly, the notes are effectively subordinated to all indebtedness and other obligations of our subsidiaries.
The notes are not subject to a sinking fund.
All payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate reported by Bloomberg as of the close of business on the second Business Day prior to the relevant payment date or, in the event that Bloomberg has not reported a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate mandated by the U.S. Federal Reserve Board on or prior to the second Business Day prior to the relevant payment date, or in the event the U.S. Federal Reserve Board has not mandated that exchange rate, the rate as determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for obtaining exchange rates, effecting conversions or otherwise handling redenominations in connection with the foregoing. Investors will be subject to foreign exchange risks as to payments on the notes, which may have important economic consequences to them.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption or tendered for repurchase. Also, we are not required to transfer or exchange any note for a period of 15 days preceding the first mailing of notice of redemption of notes to be redeemed.
Optional Redemption
The notes are redeemable at our election, in whole or in part, at any time and from time to time.
If we redeem the 1.375% Notes prior to January 4, 2025 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 1.375% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 1.375% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 1.375% Notes, plus 25 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 1.375% Notes to be redeemed.
If we redeem the 1.375% Notes on or after January 4, 2025 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 1.375% Notes to be redeemed plus accrued interest to the redemption date.
If we redeem the 1.950% Notes prior to February 22, 2026 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 1.950% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 1.950% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 1.950% Notes, plus 25 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 1.950% Notes to be redeemed.
If we redeem the 1.950% Notes on or after February 22, 2026 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 1.950% Notes to be redeemed plus accrued interest to the redemption date.
If we redeem the 0.450% Notes prior to November 15, 2026 (two months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 0.450% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 0.450% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 0.450% Notes, plus 15 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 0.450% Notes to be redeemed.
If we redeem the 0.450% Notes on or after November 15, 2026 (two months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 0.450% Notes to be redeemed plus accrued interest to the redemption date.
If we redeem the 0.400% Notes prior to December 15, 2026 (two months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 0.400% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 0.400% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 0.400% Notes, plus 20 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 0.400% Notes to be redeemed.
If we redeem the 0.400% Notes on or after December 15, 2026 (two months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 0.400% Notes to be redeemed plus accrued interest to the redemption date.
If we redeem the 0.500% Notes prior to October 15, 2027 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 0.500% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 0.500% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 0.500% Notes, plus 20 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 0.500% Notes to be redeemed.
If we redeem the 0.500% Notes on or after October 15, 2027 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 0.500% Notes to be redeemed plus accrued interest to the redemption date.
If we redeem the 0.875% Notes prior to February 29, 2029 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 0.875% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 0.875% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 0.875% Notes, plus 20 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 0.875% Notes to be redeemed.
If we redeem the 0.875% Notes on or after February 29, 2029 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 0.875% Notes to be redeemed plus accrued interest to the redemption date.
If we redeem the 0.950% Notes prior to July 5, 2030 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 0.950% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 0.950% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 0.950% Notes, plus 25 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 0.950% Notes to be redeemed.
If we redeem the 0.950% Notes on or after July 5, 2030 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 0.950% Notes to be redeemed plus accrued interest to the redemption date.
If we redeem the 1.000% Notes prior to October 15, 2031 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 1.000% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 1.000% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 1.000% Notes, plus 25 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 1.000% Notes to be redeemed.
If we redeem the 1.000% Notes on or after October 15, 2031 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 1.000% Notes to be redeemed plus accrued interest to the redemption date.

If we redeem the 1.250% Notes prior to February 21, 2033 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 1.250% Notes to be redeemed then outstanding; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 1.250% Notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 1.250% Notes, plus 25 basis points;
plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 1.250% Notes to be redeemed.
If we redeem the 1.250% Notes on or after February 21, 2033 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 1.250% Notes to be redeemed plus accrued interest to the redemption date.
If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such record date.
We will mail or cause to be mailed a notice of redemption at least 15 (30 in the case of the 1.375% Notes and the 1.950% Notes) days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at their registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption.
If less than all of the notes are to be redeemed, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not so listed, on a pro rata basis (subject to the procedures of Clearstream and Euroclear or, to the extent a pro rata basis is not permitted, by lot or in such other manner as the trustee shall deem to be fair and appropriate.
However, no note of €100,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original note.
Repurchase of Notes Upon a Change of Control Triggering Event
If a Change of Control Triggering Event occurs with respect to the notes, each holder of notes will have the right to require us to repurchase all or any part, equal to €100,000 or an integral multiple of €1,000 thereafter, of that holder’s notes, provided that any unpurchased portion of the notes will equal €100,000 or an integral multiple of €1,000 thereafter, pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes up to but excluding the date of repurchase. Within

30 days following any Change of Control Triggering Event, if we had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the notes in connection with an optional redemption permitted by the indenture, we will mail or cause to be mailed a notice to each registered holder briefly describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the provisions of the indenture relating to the covenant described above by virtue of such conflict.
On the Change of Control Payment Date, we will, to the extent lawful:
(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and
(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.
The paying agent will promptly mail to each registered holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of €100,000 or an integral multiple of €1,000 thereafter. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.
Except as described above, the provisions described above will be applicable regardless of whether or not any other provisions of the indenture are applicable. Other than with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. We may nonetheless incur significant additional indebtedness in connection with such a transaction.
For the avoidance of doubt, a Change of Control will not be deemed to have occurred if we merge with an affiliate solely for the purpose of reincorporating American Tower in its current or another jurisdiction within the United States of America.
Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including a proxy contest where our board of directors does not endorse the dissident slate of directors but approves them as Continuing Directors. In this regard, a decision of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control event described in clause (3) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). See “Risk Factors—We may be unable to repay the notes when due or repurchase the notes when we are required to do so and holders may be unable to require us to repurchase their notes in certain circumstances.”
We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.
A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.
There can be no assurance that we will have sufficient funds available at the time of any Change of Control Triggering Event, and consummate a Change of Control Offer for all notes then outstanding, at a purchase price for
101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date. The indentures for our other outstanding indebtedness also provide for repurchase rights upon a change in control and, in some cases, certain other events under different terms. As a result, holders of our other indebtedness may have the ability to require us to repurchase their debt securities before the holders of the notes offered hereby would have such repurchase rights. In addition, a Change of Control (as described herein) and certain other change of control events may constitute an event of default under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility. As a result, we may not be able to make any of the required payments on, or repurchases of, the notes without obtaining the consent of the lenders under the 2021 Multicurrency Credit Facility or the 2021 Credit Facility with respect to such payment or repurchase.
Payment of Additional Amounts
All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law or the official interpretation or administration thereof.
In the event any withholding or deduction on payments in respect of the notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any political subdivision or taxing authority thereof or therein, we will pay such additional amounts on the notes as will result in receipt by each holder of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such holder had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:
(a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;
(b) any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

(c) any tax, assessment, or other governmental charge imposed by reason of the holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;
(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such notes;
(e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by at least one other paying agent;
(f) any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with a request to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty), provided such beneficial owner or holder is legally able to so comply and compliance is a precondition to exemption from such tax, assessment or other governmental charge;
(g) any tax, assessment or other governmental charge imposed on interest received by or on behalf of (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the holder’s or beneficial owner’s status as described in clauses (1) through (3) of this paragraph (g);
(h) any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or
(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);
nor will we pay any additional amounts to any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary or partnership or a limited liability company, to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or limited liability company or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of those notes.
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this provision.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision of or taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem the note, in whole, but not in part, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.

Covenants
Limitations on liens
Under the indenture, we will not, and will not permit any of our Subsidiaries to, allow any Lien (other than Permitted Liens) on any of our or our Subsidiaries’ property or assets (which includes Capital Stock) securing Indebtedness, unless the Lien secures the notes equally and ratably with, or prior to, any other Indebtedness secured by such Lien, so long as such other Indebtedness is so secured.
Notwithstanding the foregoing, we may, and may permit any of our Subsidiaries to, incur Liens securing Indebtedness without equally and ratably securing the notes if, after giving effect to the incurrence of such Liens, the aggregate amount (without duplication) of the Indebtedness secured by Liens (other than Permitted Liens) on the property or assets (which includes Capital Stock) of us and our Subsidiaries shall not exceed the Permitted Amount at the time of the incurrence of such Liens (it being understood that Liens securing the SpectraSite ABS Facility shall be deemed to be incurred pursuant to this paragraph).
Trustee
The trustee for the notes is U.S. Bank National Association, and we have initially appointed the trustee as the transfer agent and registrar with regard to the notes. Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Pursuant and subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act), it would be required to eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The trustee is also the trustee under the trust and servicing agreement related to our securitization transaction.
Governing Law
The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry; Delivery and Form
We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Clearstream or Euroclear or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the heading “—Issuance in Euros; Payment on the Notes.”
Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the common depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
Certificated Notes
If the common depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as common depositary and a successor common depositary is not appointed by us within 90 days, we will issue registered notes in definitive form in exchange for the registered global note that had been held by the common depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the common depositary gives to the trustee or other relevant agent of the trustee. It is expected that the common depositary’s instructions will be based upon directions received by the common depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the common depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue registered notes in definitive form in exchange for such global note pursuant to the procedure described above.
Reporting
The indenture provides that we will furnish to the trustee, within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.
Consolidation, Merger and Sale of Assets
The indenture provides that we may not consolidate or merge with or into, or sell or convey all or substantially all of our assets in any one transaction or series of related transactions to another person, unless:

•	either we are the resulting, surviving or transferee corporation, or our successor is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the indenture and all the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default has occurred and is continuing.
The term “default” for the purpose of this provision means any event that is, or with the passage of time or the giving of notice or both would become, an event of default.
Except in the case of a lease of all or substantially all of our assets, the successor will be substituted for us in the indenture with the same effect as if it had been an original party to such indenture. Thereafter, the successor may exercise our rights and powers under the indenture.
Events of Default, Notice and Waiver
In the indenture, the term “event of default” with respect to debt securities of any series (including the notes) means any of the following:

•	failure by us to pay interest, if any, on the debt securities of that series for 30 days after the date payment is due and payable;

•	failure by us to pay principal of or premium, if any, on the debt securities of that series when due, at maturity, upon any redemption, by declaration or otherwise;

•	failure by us to comply with other covenants in the indenture or the debt securities of that series for 90 days after notice that compliance was required; and

•	certain events of bankruptcy or insolvency of us or any of our significant subsidiaries.
The term “significant subsidiaries” for the purpose of this provision means any of our subsidiaries that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities Act of 1933, as amended, which we refer to as the Securities Act.
If an event of default (other than relating to certain events of bankruptcy or insolvency of us or breach of our reporting obligation) has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the entire principal of all the debt securities of the affected series to be due and payable immediately.

If an event of default relating to certain events of bankruptcy or insolvency of us occurs and is continuing, then the principal amount of all of the outstanding debt securities and any accrued interest thereon will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.
The holders of not less than a majority in aggregate principal amount of the debt securities of any series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the debt securities of that series, except a continuing default or event of default in the payment of principal of, or interest or premium, if any, on the debt securities of the affected series.
The indenture imposes limitations on suits brought by holders of debt securities of any series against us. Except for actions for payment of overdue principal or interest, no holder of a debt security of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of an event of default and the continuance of that event of default;

•	the holder or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•	such holder or holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee has not instituted the action within 60 days of the receipt of such notice, request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of that series.
We will be required to file annually with the trustee a certificate, signed by two officers of our company, stating whether or not the officers know of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.
Notwithstanding the foregoing, the sole remedy for any breach of our obligation under the indenture to file or furnish reports or other financial information pursuant to section 314(a)(1) of the Trust Indenture Act (or as otherwise required by the indenture) shall be the payment of liquidated damages, and the holders will not have any right under the indenture to accelerate the maturity of the debt securities of the affected series as a result of any such breach. If any such breach continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages to all the holders of the debt securities of that series at a rate per annum equal to (i) 0.25% per annum of the principal amount of the debt securities of that series from the 90th day following such notice to but not including the 180th day following such notice (or such earlier date on which the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived) and (ii) 0.50% per annum of the principal amount of the debt securities of that series from the 180th day following such notice to but not including the 365th day following such notice (or such earlier date on which the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived prior to such 365th day), such additional interest will cease to accrue, and the debt securities of that series will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of the holders of the debt securities of any series in the event of the occurrence of any other event of default.
Modification and Waiver
Except as provided in the two succeeding paragraphs, the indenture provides that we and the trustee thereunder may, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding, including the notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of that series), voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities of that series.
We and the trustee may amend or supplement the indenture or the debt securities of any series, including the notes, without the consent of any holder to:

•	secure the debt securities of any series;

•	evidence the assumption by a successor corporation of our obligations under the indenture and the debt securities of any series in the case of a merger, amalgamation, consolidation or sale of all or substantially all of our assets;

•	add covenant(s) or events of default(s) for the protection of the holders of all or any series of debt securities;

•	cure any ambiguity or correct any defect or inconsistency in the indenture or make any other provisions as we may deem necessary or desirable; provided, however, that no such provisions will materially adversely affect the interests of the holders of any debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee in accordance with the indenture;

•	provide for uncertificated debt securities in addition to, or in place of, certificated debt securities of any series in a manner that does not materially and adversely affect any holders of the debt securities of that series;

•	conform the text of the indenture or the debt securities of any series to any provision of the “Description of Debt Securities” in the prospectus or “Description of Securities” in the prospectus supplement for that series to the extent that the provision in that description was intended to be a verbatim recitation of a provision of the indenture or the debt securities of that series;

•	provide for the issuance of additional debt securities of any series in accordance with the limitations set forth in the indenture as of the date of the indenture;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the legal rights under the indenture of any such holder or any holder of a beneficial interest in the debt securities of that series;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	establish the form or terms of debt securities of any series as permitted by the indenture;

•	secure our obligations in respect of the debt securities of any series;

•	in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, to provide for conversion rights, exchange rights and/or repurchase rights of holders of that series in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of the assets of us or our subsidiaries substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to that series;

•	in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect; or

•	any other action to amend or supplement the indenture or the debt securities of any series as described in the prospectus supplement with respect to that series of debt securities.
We and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the final maturity of any debt security;

•	reduce the aggregate principal amount on any debt security;

•	reduce the rate or amend or modify the calculation, or time of payment, of interest, including defaulted interest on any debt security;

•	reduce or alter the method of computation of any amount payable on any debt security upon redemption, prepayment or purchase of any debt security or otherwise alter or waive any of the provisions with respect to the redemption of any debt security, or waive a redemption payment with respect to any debt security;

•	change the currency in which the principal of, or interest or premium, if any, on any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due, or otherwise make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of any debt security to receive payments of principal of, or premium, if any, or interest on any debt security;

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of certain covenants, waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder;

•	reduce the percentage of principal amount of outstanding debt securities of any series whose holders must consent to an amendment, supplement or waiver of the indenture or the debt securities of that series;

•	change the ranking provisions of the Subordinated Indenture in a manner adverse to the holders of debt securities issued thereunder in any material respect;

•	impair the rights of holders of debt securities of any series that are exchangeable or convertible to receive payment or delivery of any consideration due upon the conversion or exchange of the debt securities of that series; or

•	any other action to modify or amend the indenture or the debt securities of any series as may be described in the prospectus supplement with respect to that series of debt securities as requiring the consent of each holder affected thereby.
Defeasance
The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the deposit with the applicable trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S.

government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest, if any, on the debt securities of that series on the stated maturity date thereof in accordance with the terms of the indenture and the debt securities of that series. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, or the IRS, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.
We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Any such omission will not be an event of default with respect to the debt securities of that series, upon the deposit with the applicable trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest, if any, on the debt securities of that series on the stated maturity date thereof in accordance with the terms of the indenture and the debt securities of that series. Our obligations under the indenture and the debt securities of that series other than with respect to those covenants will remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders.
Satisfaction and Discharge
At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•	either (a) all debt securities of that series previously authenticated under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (ii) will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•	no default or event of default with respect to debt securities of that series has occurred or is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of any other instrument to which we are bound;

•	we have paid or caused to be paid all other sums payable by us under the indenture and any applicable supplemental indenture with respect to the debt securities of that series;

•	we have delivered irrevocable instructions to the trustee to apply the deposited funds toward the payment of securities of that series at the stated maturity date or the redemption date, as applicable; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture as to that series have been satisfied.
Certain Definitions
“Adjusted EBITDA” means, for the 12-month period preceding the calculation date, for us and our Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) Interest Expense, (ii) income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets), (iv) extraordinary losses and non-recurring non-cash charges and expenses, (v) all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Commodity Agreements, Currency Agreements or Interest Rate Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges, and losses from the early extinguishment of Indebtedness) and (vi) nonrecurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees or discounts, and severance and retention payments in connection with any merger or acquisition, in each case for such period, less extraordinary gains and cash payments (not otherwise deducted in determining net income) made during such period with respect to non-cash charges that were added back in a prior period; provided, however, (I) with respect to any Person that became a Subsidiary, or was merged with or consolidated into us or any Subsidiary, during such period, or any acquisition by us or any Subsidiary of the assets of any Person during such period, “Adjusted EBITDA” shall, at our option in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation had occurred on the first day of such period and (II) with respect to any Person that has ceased to be a Subsidiary during such period, or any material assets of us or any Subsidiary sold or otherwise disposed of by us or any Subsidiary during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
“Board of Directors” means either our Board of Directors or any committee of such Board duly authorized to act on our behalf.
“Board Resolution” means one or more resolutions duly adopted or consented to by the Board of Directors and in full force and effect.
“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or The City of London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.
“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change of Control” means the occurrence of any of the following:
(1) the adoption of a plan relating to our liquidation or dissolution;

(2) any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of our Voting Stock; provided that a transaction in which we become a Subsidiary of another Person shall not constitute a Change of Control if (a) our stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom we are a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of our Voting Stock; or
(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.
“Commodity Agreement” of any Person means any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement to which such Person is a party.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, a German government bond (Bundesanleihe) whose maturity is closest to the maturity of the notes, or if an Independent Investment Banker selected by the Company in its discretion determines that such similar bond is not in issue, another German government bond as the Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker selected by the Company.
“Continuing Director” means, as of any date of determination, any member of our Board of Directors who:
(1) was a member of such Board of Directors on the Issue Date; or
(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
“Corporate Trust Office” means the designated office of the trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at One Federal Street, 3rd Floor, EX-MA-FED, Boston, MA 02110, Attention: David W. Doucette, Vice President, or such other address as the trustee may designate from time to time by notice to the holders of the notes and us, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders of the notes and us).
“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement as to which such Person is a party.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the Stated Maturity of the notes.
“Fair Market Value” means, with respect to any asset, the price that (after taking into account any liabilities relating to such asset) would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.
“First Par Call Date” means, in the case of the 1.375% Notes, January 4, 2025, in the case of the 1.950% Notes, February 22, 2026, in the case of the 0.450% Notes, November 15, 2026, in the case of the 0.400% Notes, December 15, 2026, in the case of the 0.500% Notes, October 15, 2027, in the case of the 0.875% Notes, February 21, 2029, in the case of the 0.950% Notes, July 5, 2030, in the case of the 1.000% Notes, October 15, 2031, and, in the case of the 1.250% Notes, February 21, 2033.
“Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.
“Foreign Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person that is not organized or existing under the laws of, and whose principal business is conducted outside of, the United States, any state thereof, the District of Columbia, or any territory thereof (for purposes of this definition only, the “United States”), or (b) any Subsidiary of such Person that is organized or existing under the laws of the United States whose only material assets are the Capital Stock of Foreign Subsidiaries meeting clause (a) of this definition.
“GAAP” means generally accepted accounting principles set forth in the standards, statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date, provided, however, that, in the case of the 0.500% Notes and the 1.000% Notes, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Company for the fiscal year ended December 31, 2018 for all purposes, notwithstanding any change in GAAP relating thereto, including with respect to Accounting Standards Codification 842.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The term “Guarantee” used as a verb has a corresponding meaning.
“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent:
(1) in respect of borrowed money;
(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3) in respect of banker’s acceptances;
(4) representing Capital Lease Obligations;
(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;
(6) representing obligations under any Interest Rate Agreements, Commodity Agreements and Currency Agreements except for those entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange risk; or

(7) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that (a) if the Disqualified Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Stock as if the Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and (b) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value thereof;

if and to the extent any of the preceding items (other than letters of credit and obligations under Interest Rate Agreements, Commodity Agreements and Currency Agreements) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the Fair Market Value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date shall be:
(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Independent Investment Banker” means one of the Reference Government Bond Dealers appointed by us.
“Interest Expense” means, for any period, all cash interest expense (including imputed interest with respect to Capital Lease Obligations and commitment fees) with respect to any of our Indebtedness and our Subsidiaries’ Indebtedness on a consolidated basis during such period pursuant to the terms of such Indebtedness.
“Interest Rate Agreement” of any Person means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement as to which such Person is a party.
“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P and Fitch and Baa3 by Moody’s or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the Issue Date, or the equivalent rating or any other Ratings Agency selected by us as provided in the definition of Ratings Agency.
“Issue Date” means, in the case of the 1.375% Notes, April 6, 2017, in the case of the 1.950% Notes, May 22, 2018, in the case of the 0.500% Notes and the 1.000% Notes, September 10, 2020, in the case of the 0.450% Notes, the 0.875% Notes and the 1.250% Notes, May 21, 2021, and, in the case of the 0.400% Notes and the 0.950% Notes, October 5, 2021.
“Licenses” means, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, ownership or operation of any communications tower facilities, granted or issued by the Federal Communications Commission (or other similar or successor agency of the federal government administering the Communications Act of 1934 or any similar or successor federal statute) and held by us or any of our Subsidiaries.
“Lien” means, with respect to any property or assets, including Capital Stock, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.
“Net Income” means, for any period of determination, net income (loss) of us and our Subsidiaries, on a consolidated basis, determined in accordance with GAAP.
“Newly Created Subsidiary” means a newly created direct or indirect Subsidiary of us that is formed or organized after the Issue Date; provided that neither we nor any of our Subsidiaries shall have transferred, or may in the future transfer, any assets (other than cash or cash equivalents) to such Newly Created Subsidiary for so long as such Newly Created Subsidiary remains designated as an Unrestricted Subsidiary.
“Officers' Certificate” means, with respect to any Person, a certificate signed by the the Company’s chairman of the Board of Directors, the chief executive officer, the president, the chief operating officer, the chief financial officer, or any vice president and by the treasurer, any assistant treasurer, the controller, any assistant controller, the secretary or any assistant secretary of such Person in accordance with the applicable provisions of the indenture.
“Permitted Amount” means, on any date, an amount equal to 3.5 times Adjusted EBITDA as of the most recent fiscal quarter for which our financial statements are internally available immediately preceding such date.
“Permitted Liens” means:
(1) Liens in favor of us or our Subsidiaries;
(2) Liens existing on the Issue Date (other than those securing the SpectraSite ABS Facility) and renewals and replacements thereof;
(3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(4) Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;
(5) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than 60 days;
(6) restrictions on the transfer of Licenses or assets of us or any of our Subsidiaries imposed by any of the Licenses as in effect on the Issue Date or imposed by the Communications Act of 1934, any similar or successor federal statute or the rules and regulations of the Federal Communications Commission (or other similar or successor agency of the federal government administering such Act or successor statute) thereunder, all as the same may be in effect from time to time;
(7) Liens arising by operation of law in favor of purchasers in connection with the sale of an asset; provided, however, that such Lien only encumbers the property being sold;
(8) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;
(9) judgment Liens;
(10) Liens in connection with escrow or security deposits made in connection with any acquisition of assets;

(11) Liens securing Indebtedness since the Issue Date represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in any business of us or any of our Subsidiaries in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any other Indebtedness of the type described under this clause (11), not to exceed $500.0 million at any time outstanding for us and any of our Subsidiaries;
(12) Liens securing obligations under Interest Rate Agreements, Commodity Agreements and Currency Agreements not for speculative purposes;

(13) easements, rights-of-way, zoning restrictions, licenses or restrictions on use and other similar encumbrances on the use of real property that:
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and
(b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by us and our Subsidiaries;
(14) Liens on property of us or any of our Subsidiaries at the time we or such Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into us or any Subsidiary, or an acquisition of assets, and any replacement thereof, provided, however, that such Liens are not created, incurred or assumed in connection with or in contemplation of such acquisition, and provided further that such Liens may not extend to any other property owned by us or any of our Subsidiaries;
(15) leases and subleases of real or personal (in the case of the 0.500% Notes and the 1.000% Notes) property in the ordinary course of business (for the avoidance of doubt, excluding sale and lease-back transactions) which do not materially interfere with the ordinary conduct of the business; and
(16) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:
(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and
(b) such deposit account is not intended to provide collateral to the depositary institution.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
“Ratings Agencies” means (1) S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s and Fitch ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on the notes publicly available selected by us (as certified by an Officers’ Certificate), which shall be substituted for S&P, Moody’s or Fitch, as the case may be.
“Ratings Decline” means the occurrence of the following on, or within 90 days after, the date of the public notice of the occurrence of a Change of Control or of the intention by us or any third party to effect a Change of Control (which period shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies if such period exceeds 90 days): (1) in the event that the notes have an Investment Grade Rating by all three Ratings Agencies, the notes cease to have an Investment Grade Rating by two of the three Rating Agencies, (2) in the event that the notes have an Investment Grade Rating by only two Ratings Agencies, the notes cease to have an Investment Grade Rating by both such Rating Agencies, or (3) in the event that the notes do not have an Investment Grade Rating, the rating of the notes by two of the three Ratings
Agencies (or, if there are less than three Rating Agencies rating the notes, the rating of each Rating Agency) decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.
“Reference Government Bond Dealer” means any of the primary European government securities dealers.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“SpectraSite ABS Facility” means that certain mortgage loan more fully described in the Offering Memorandum dated March 27, 2018 regarding the $1,800.0 million Secured Tower Revenue Securities, Series 2018-1A and 2013-2A.
“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
“Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). The term “Subsidiary” with respect to us shall not include any Unrestricted Subsidiary.
“Unrestricted Subsidiary” means (a) any Foreign Subsidiary or Newly Created Subsidiary of us that is designated by the Board of Directors as an Unrestricted Subsidiary until such time as the Board of Directors may designate it to be a Subsidiary, provided that no Default or Event of Default would occur or be existing following such designation, and (b) any subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the trustee by filing a Board Resolution with the trustee giving effect to such designation. At the time of designation of an Unrestricted Subsidiary as a Subsidiary, such Subsidiary shall be deemed to incur outstanding Indebtedness and grant any existing Liens.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the board of directors, managers or trustees of such Person.